EXHIBIT 4.7

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, The Active Network, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of (the “Holder”), the principal sum of                      Dollars ($            ) together with interest thereon from September     , 2009 on the unpaid principal balance. Interest hereunder shall accrue at a rate equal to ten percent (10.0%) (the “Interest Rate”) simple interest (and not compounded) per annum, computed on the basis of a 365 day year for the actual number of days elapsed; provided, however, that in the event that the Maturity Date (as defined below) is extended beyond the second anniversary of the issuance of this Note, the Interest Rate shall thereafter, for such extended period, be increased to equal LIBOR plus seven percent (7.0%). Such increased Interest Rate shall be determined on the second anniversary of the issuance of this Note and shall remain in effect for the twelve-month period then commencing, at the conclusion of which it shall be redetermined in the event that the Note has not been fully repaid at such time. Notwithstanding the foregoing, in no event shall the Interest Rate exceed the lesser of (i) fifteen percent (15.0%) per annum and (ii) the maximum amount legally permissible.

This Note is issued pursuant to and entitled to the benefits of that certain Note Purchase Agreement, dated as of September     , 2009 (the “Agreement”), by and between the Company and the Lenders to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced by this Note was made and shall be repaid. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Agreement. This Note is an unsecured obligation of the Borrower and is subordinate to all indebtedness of the Borrower (whether currently outstanding or hereafter incurred) to banks, leasing or equipment financing institutions and other financial institutions engaged in the business of lending money, which is for money borrowed or purchase or leasing of equipment in the case of lease or other equipment financing. In furtherance of the foregoing, all terms set forth in Exhibit A hereto are incorporated herein and become a part of this Note.

All payments shall be made in lawful money of the United States of America at the principal office of the Borrower, or at such other place as the Holder may from time to time designate in writing to the Borrower. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Subject to the terms set forth in

Exhibit A hereto, the principal amount of this Note may be paid by the Company, together with accrued interest, but without premium or penalty, at any time that is (i) on or after the six (6) month anniversary of the issuance of this Note and (ii) prior to an Event of Default (as defined below), upon ten (10) days prior written notice to the Lenders; provided, however, that (A) any prepayment of this Note must be made pro rata among all holders of Notes issued pursuant to the Agreement, (B) in the event that such prepayment occurs prior to the one (1) year anniversary of the issuance of this Note, the interest outstanding on any principal amount prepaid shall be deemed to equal ten (10%) percent of such prepaid principal amount and (C) the Holder shall have the option of exercising its conversion rights hereunder prior to the date of such prepayment.

This Note shall be governed by and construed under the internal laws of the State of California without application of the conflict of laws provisions thereof.

The Borrower hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

Subject to the terms set forth in Exhibit A hereto, unless the Holder has exercised its conversion rights hereunder prior to such time, the outstanding principal balance and unpaid accrued interest on this Note shall be due and payable upon the second (2nd) anniversary of the issuance of this Note (the “Maturity Date”), unless the Maturity Date has been extended on or prior to such date by (A) consent of the Company and Lenders holding at least a majority of the principal amount of the Notes, or (B) at the sole discretion of the Borrower, by an additional one (1) year. In addition, the outstanding principal balance and unpaid accrued interest on this Note shall be due and payable on written demand of the Holder upon (i) the Borrower’s filing of a voluntary petition in bankruptcy, (ii) the Borrower’s making a general assignment for the benefit of creditors or (iii) Borrower’s application for or consent to the appointment of any custodian, receiver, liquidator or trustee for the Borrower’s property (each being an “Event of Default”).

Notwithstanding the foregoing, if not previously prepaid, the outstanding principal balance and unpaid accrued interest on this Note may be converted by the Holder, upon written notice to the Borrower of its intent to convert, into shares of the Borrower’s Common Stock, par value $0,001 per share (the “Common Stock”). The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (a) the aggregate outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by (b) $16.00 (as adjusted for stock splits, stock dividends, recapitalizations and the like); provided, however, that upon any such conversion the Holder may elect to receive any unpaid accrued interest in cash, rather than in Common Stock and in such event such unpaid accrued interest shall be excluded from the calculation of the number of shares to be issued upon such conversion. No fractional shares will be issued upon the conversion of this Note. The parties acknowledge and agree that the $16 price listed above is a value arrived at as a result of negotiations between the parties and such price does not necessarily represent the fair market value of a share of Borrower’s Common Stock as of the date hereof and may not represent the fair market value of a share of Borrower’s Common Stock at any time in the future. Each of the Borrower and the Holder agree to execute all necessary documents in connection with the conversion of this Note, including, but not limited to, the Borrower’s Eighth Amended and Restated Stock Restriction and Co-Sale Agreement, as amended.

Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Borrower and the Holder.

The parties hereby expressly waive presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first above written.

BORROWER

THE ACTIVE NETWORK, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT A

Subordination Terms

To the extent there is any conflict between the provisions of this Exhibit A and the other provisions of this Note, the Note Purchase Agreement, or any documents in connection therewith, the provisions of this Exhibit A shall control.

(a) [            ] (“Creditor”) subordinates to Square 1 Bank (“Bank”), Gold Hill Venture Lending 03, LP (“Gold Hill”) and Escalate Capital I, L.P. (“Escalate”) any security interest or lien that Creditor may have or in the future obtain in any property of Borrower to secure the Subordinated Debt (as defined below) (such security interest or lien, the “Security Interest”). (Bank, Gold Hill and Escalate shall sometimes be collectively referred to as “Senior Lenders” and individually as a “Senior Lender.”) Notwithstanding the respective dates of attachment or perfection of the Security Interest of Creditor and the security interest of any of the Senior Lenders, the security interest of Senior Lenders in all of the property of Borrower shall at all times be prior to the Security Interest. Nothing in this Exhibit A shall be construed as any of the Senior Lenders’ consent for Creditor to take a security interest or lien in any property of Borrower.

(b) All indebtedness under this Note (the “Subordinated Debt”) is subordinated in right of payment to all obligations of Borrower to Senior Lenders now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).

(c) Unless Borrower has obtained the prior written consent from each Senior Lender (other than Bank in certain circumstances as noted below) Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor do any of the following with respect to the Subordinated Debt for so long as any portion of the Senior Debt remains outstanding: exercise any remedy with respect to any of the Senior Lenders’ collateral; or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower. Nothing in this Exhibit A shall prohibit Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower. Notwithstanding the foregoing and with respect to Bank only, Borrower shall not be required to receive Bank’s consent with respect to paying Creditor each regularly scheduled payment of principal and interest under the Note (including, all “Maturity Date” payments as provided therein (but not including in connection with any prepayments allowed under the Note which will require Bank’s consent)); provided, that no Event of Default (as defined in the Senior Creditor’s respective loan agreement) has occurred which is continuing or would exist immediately after giving effect to such payment. Any consent required by any Senior Lender as provided in this clause (c) shall be at such Senior Lender’s discretion and shall be given or denied by such Senior Lender within ten (10) days after Senior Lender’s receipt thereof in accordance with the notice provisions under the Senior Creditor’s respective loan agreement.

(d) Except with respect to any equity securities received by Creditor upon conversion of any part or all of the Subordinated Debt, Creditor shall promptly deliver to Bank (or if at such time, the portion of the Senior Debt owing to Bank has been fully repaid and Bank has no further obligation to make credit extensions to Borrower, to Escalate) in the form received (except for endorsement or assignment by Creditor where required by Bank (or Escalate, if applicable)) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Exhibit A.

(e) In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, the provisions of this Exhibit A shall remain in full force and effect, and all of Senior Lenders’ claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

(f) For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank (or, if at such time the portion of the Senior Debt owing to Bank has been fully repaid and Bank has no further obligation to make credit extensions to Borrower, Escalate) as Creditor’s attorney in fact, and grants to Bank (or Escalate, if applicable) a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank (or Escalate, if applicable), for the use and benefit of Bank (or Escalate, if applicable), without notice to Creditor, to perform at Bank’s option (or Escalate’s option, if applicable)) the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank (or Escalate, if applicable) elects, in its sole discretion, to file such claim or claims; and

(ii) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt, if Creditor does not do so prior to 30 days before the expiration of the time to do so, in any manner that Bank (or Escalate, if applicable) deems appropriate for the enforcement of its rights hereunder; provided that Creditor shall not accept or reject any plan or reorganization or arrangement or otherwise vote its claims in respect of any Subordinated Debt in any manner which could reasonably be expected to adversely affect Senior Lenders’ rights either hereunder or under the documents evidencing any of the Senior Debt.

(g) This Exhibit A shall remain effective for so long as any of the Senior Lenders has any obligation to make credit extensions to Borrower or Borrower owes any amounts to any of the Senior Lenders. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by any of the Senior Lenders for any reason (including, without limitation, the bankruptcy of Borrower), this Exhibit A and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to such Senior Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, any of the

Senior Lenders may take such actions with respect to the Senior Debt as each of them, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect any of the Senior Lenders’ rights hereunder. Creditor waives any benefits that it has that permit a subordinating creditor to assert suretyship defenses or that give a subordinating creditor rights to require a senior creditor to marshal assets. Creditor will not assert such a defense or right. In addition to the waivers set forth above, Creditor expressly waives the benefits, if any, of Civil Code sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2922, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

(h) The provisions of this Exhibit A shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of any of the Senior Lenders, and, if Borrower refinances a portion of the Senior Debt with a new lender, such new lender shall be deemed a successor of the respective Senior Lender for the purposes of this Exhibit A. This Exhibit A is solely for the benefit of Creditor and Senior Lenders and not for the benefit of Borrower or any other party and each of the Senior Lenders are a third party beneficiary and may enforce the provisions of this Exhibit A against Creditor.

(i) The provisions of this Exhibit A may be amended only by written instrument signed by Creditor and Senior Lenders. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Exhibit A in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that such Creditor may have in any property of Borrower. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

In the event of any legal action to enforce the rights of a party under this Exhibit A, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

SCHEDULE A

LENDER	AMOUNT

ABS Ventures IX, L.P.	$2,000,000
ABS Ventures IT, L.P.	$1,000,000
Dave Alberga	$1,000,000

TOTAL:	$4,000,000